UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER (12) G OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


COMMISSION FILE NUMBER 333-5961

DLJ MORTGAGE ACCEPTANCE CORP.
	(Exact name of registrant as specified in its charter)

277 Park Avenue
New York, New York 10172	(212)892-3000
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(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

DLJ Mortgage Acceptance Corp., First Nationwide Trust, Series 1999-4, Mortgage Pass-Through Certificates

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(TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

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(TITLE OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE
 REPORTS UNDER SECTION 13(A) OR 15 (D) REMAINS

PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE, THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

Rule 12g-4 (a) (1) (i)		| |	Rule 12h-3 (b) (1) (i)		|X|
Rule 12g-4 (a) (1) (ii)		| |	Rule 12h-3 (b) (1) (ii)		| |
Rule 12g-4 (a) (2) (i)		| |	Rule 12h-3 (b) (2) (i)		| |
Rule 12g-4 (a) (2) (ii)		| |	Rule 12h-3 (b) (2) (ii)		| |
							Rule 15d-6			|X|

APPROXIMATE NUMBER OF HOLDERS OF RECORD
AS OF THE CERTIFICATION OR NOTICE DATE:	UNDER 300

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, DLJ MORTGAGE ACCEPTANCE CORP. HAS CAUSED THIS CERTIFICATION TO
BE SIGNED ON ITS BEHALF OF THE UNDERSIGNED DULYAUTHORIZED PERSON.

DATE:		April 5, 2000		By: /s/ Mary Fonti
						   Mary Fonti
						   Trust Officer
INSTRUCTION: THIS FORM IS REQUIRED BY RULES 12G-4, 12H-3 AND 15D-6 OF THE GENERAL RULES AND REGULATIONS UNDER THE SECURITIES EXCHANGE ACT
OF1934. THE REGISTRANT SHALL FILE WITH THE COMMISSION THREE COPIES OF FORM 15, ONE OF WHICH SHALL BE MANUALLY SIGNED. IT MAY BE SIGNED BY
AN OFFICEROF THE REGISTRANT, BY COUNSEL OR BY ANY OTHER DULY
AUTHORIZED PERSON.  THE NAME AND TITLE OF THE PERSON SIGNING THE
FORM SHALL BE TYPED OR PRINTED UNDER THE SIGNATURE.